Contract No. 840/20553876/11806-32
06 October 2006

The Seller: FSUE “SSC- RESEARCH INSTITUTE OF ATOMIC REACTORS” Dimitrovgrad-10, Ulyanovsk region, 433510 Russia, Phone (84235) 6 58 55, Fax (84235) 6 56 58, (84235) 6 56 72	The Buyer: The Company, “IsoRay Medical Inc.” 350 Hills Street, Suite 106 Richland, WA 99354-5411 USA
Hereinafter referred as the Parties of the Contract.
1. Subject of the Contract The Seller shall sell and the Buyer shall buy Cs-131 radionuclide preparation (hereinafter referred as the Goods) in accordance with the Specifications stated below:
Denomination of the Goods and Specifications	Total activity, not more than, Ci	Price, USD/Ci	Total, USD
Cs-131*, a soluble salt of Cesium. There are no requirements for the determination of the specific chemical composition of the Cesium salt. Dried product with solids content of 1 mL per shipment. Radiochemical purity of the Goods: required activity ratios per calibration date:
Cs-131 not less than 99.99%
[**].
Sum of all other gamma emitters not more than 1x10-4.
Calibration date: five days from the date of the Goods flight from departure airport./
	[**]	[**]	6 300 000.00
Non-returnable type A transport packing set./	350 pcs.	100.00 USD/pc.	35 000.00
Total	USD 6 335 000.00
(six millions three hundred thirty five thousand only)
* This preparation is the product of experimental research and fabricated being based on FSUE “SSC RIAR” research activities.
2. Delivery terms
2.1 The Goods under the Contract shall be delivered as lots from January 2007 till December 2013 in the Seller’s non-returnable type A transport packing sets by flight on FCA Samara Airport or Moscow Airport, Russia (INCOTERMS 2000). Every lot of the Goods shall be delivered according to the Buyer’s separate written order sent to the Seller not later than forty five days before the planned date of the ordered preparation delivery. The order shall contain the information as follows:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-     Contract No.;
-     Maximum activity of the ordered preparation;
-     name and address of the Consignee;
-     delivery time.

2.2 The Goods shall be placed into the polymeric or glass ampoules, which are consumer packages of non-returnable type A transport packing sets.

2.3 The Goods delivery date shall mean the date of AirWay Bill.
2.4 The title as well as all risks, which the Goods may be subjected to, shall be transferred from the Seller to the Buyer from the Goods delivery date.
2.5 The Seller reserves all the intellectual property rights for the Goods. The Parties agreed that this Contract does not assign the transfer of the intellectual property or any rights for the Seller’s intellectual property.

2.6 The Goods deliveries under the present Contract will be implemented to the USA.

3. Price of the Contract
Total price of the Contract is USD 6 335 000.00 (six millions three hundred thirty five thousand only) and shall be construed as the price on FCA Samara Airport or Moscow Airport, Russia (INCOTERMS 2000).

4. Payment
4.1 It is desirable that the payment for the delivered Goods shall be implemented by the Buyer within 30 (thirty) calendar days, but not later than 120 (one hundred and twenty) calendar days from the Goods delivery date.
4.2 The payment for the Goods shall be effected in USD by bank transfer into account of the Seller No. [**] in SBERBANK (Povolzhsky Head Office) Samara, Russian Federation Dimitrovgradskoye Branch No. 4272, Build. 6, Gagarin street, Dimitrovgrad, SWIFT code [**].
4.3 The Buyer’s Bank essentials:
Columbia River Bank
Kennewick, WA, USA
Account # [**]
Routing # [**]
4.4 Date of payment for the Goods shall mean date of the initiation of the electronic funds transfer from the Buyer’s account. The Buyer shall fax to the Seller’s address an informative letter confirming payment making for the Goods and confirmation by the bank that transfer has been initiated. The informative letter shall contain numbers of corresponding invoice and Contract.
4.5 All expenses and commissions of the Buyer’s Bank under the Contract shall be paid by the Buyer, all expenses and commissions of other Banks shall be paid by the Seller.
4.6 In case of delay in payment the Buyer shall pay the penalty amounted to 0.1% (one tenth of percent) for each delayed day after 120 days gone from the Goods delivery date. Maximal total sum of penalties shall be 10% (ten percents) of the Goods delivered value.
In addition, in case of delay in payment after 120 days gone, the Buyer shall pay the penalty amounted to the sum equivalent to total of all penalties for violation of foreign-economic activity rules imposed on the Seller by Russian authorities under Russian laws.
Provisions of this Clause shall remain in effect at the Contract expiration till the penalty payment obligations are met.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Quantity of Goods and Quality
5.1 The quantity of delivered Goods and commodities shall be attested either by the Shipping specifications or the Commercial Invoice drawn up by the Seller and delivered along with the Goods.
5.2 The Goods provided by the Seller to the Buyer should meet the requirements of the Specifications and shall be confirmed by a Quality Certificate for radioactive preparation issued by the Seller where it is certified that the Goods delivered meets the specifications and this Certificate shall be delivered with the Goods.

6. Packing and Labeling
6.1 Packing and labeling of the Goods shall be effected in accordance with the International Regulations for the safe transport of radioactive materials (IAEA, TS-R-1, 2005) and provided the Goods safety when transporting.

6.2 The Goods shall be loaded into the Seller’s special non-returnable type A transport packing sets.

7. Shipment
7.1 The Seller shall inform the Buyer about the Goods readiness for shipment not later than 2 days before the shipment beginning.
7.2 Within one working day after the shipment is forwarded to the air carrier the Seller shall notify the Buyer by fax/cable/e-mail of the following data:
- date of the shipment;
- Contract No;
- denomination of Goods and commodities;
- quantity of Goods;
- quantity of packages;
- flight and AirWay Bill No.
7.3 In addition to the above, the Seller shall also notify the Buyer by sending a copy of the Shipping Specifications, the Commercial Invoice, the Shipper’s Declaration for Dangerous Goods (DGD), the Notification for Shipments of Radioactive Materials (DGN) and the Quality Certificate as provided with the shipment for use by the Buyer in customs clearance.

8. Claims
8.1 The Goods shall be considered as delivered by the Seller and accepted by the Buyer as consistent with the Buyer’s rights onwards, provided that the following condition are fulfilled:
- in respect of quantity of Goods as defined in the Contract and in the product specifications as provided to the Buyer and as stated by the Seller on the Certificate and Shipping Specifications;

- in respect of quality of the Goods as defined in the Certificate provided by the Seller.
8.2 In case of nonconformity of the Goods quantity or quality to the documents mentioned above and any other nonconformity, e.g. damage or loss when transporting etc., the Buyer shall inform the Seller about it within ten days after the date of delivery.
8.3 Claims in respect of the Goods Quality and Quantity shall be accompanied with the Statement drawn up at the place of destination with the participation of the Seller’s representative or with the Statement of an official control organization or non-interested competent Authority of the Buyer’s country.
8.4 The Seller is liable for alteration in quality or quantity of the Goods after the risks pass to the Buyer only in case if they occurred through the fault of the Seller.
The liability of the Seller is restricted by the claimed lot of the Goods.

9. Force-Majeure

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1 Neither party shall bear responsibility for the complete or partial non-performance of any of its obligations, if the non-performance results from such circumstances as flood, fire, earthquake and other acts of God as well as war, military operations, blockade, acts or actions of state authorities or any other circumstances beyond the Parties’ control that have arisen after the conclusion of the Contract.
9.2 The Party for which the performance of obligation become impossible shall immediately notify in written form the other Party of the beginning, expected time of duration and cessation of above circumstances. Certificate of a Chamber of Commerce (Commerce and Industry) or other competent authority or organization of the respective country shall be a sufficient proof of commencement and cessation of the above circumstances.

10. Arbitration
All disputes or differences which arise out of or in connection with the Contract shall be settled by means of negotiations between the Parties. If the Parties can not settle any such dispute or differences within 21 days from beginning negotiations, then such dispute or difference shall be subjected to settlement, jurisdiction of ordinary courts being excluded, by arbitration conducted in accordance with the International Commercial Arbitration Court at the Chamber of Commerce and Industry of Russian Federation in Moscow in compliance with the rules and procedure of the said Court. This Contract will be governed by and construed in accordance with the Laws of Russia.
The award of the Court is final and binding upon both Parties.

11. Miscellaneous Provisions.
11.1 This Contract shall commence on the date of its signing by the authorized representatives of the Parties and shall remain in effect until May 01, 2014. During the time of validity of this Contract, two months before the end of a current calendar year the Parties shall sign an appropriate addendum to the Contract, where main terms and conditions of the Contract will be mutually reconsidered and stated for next calendar year of its validity.
11.2 Neither of the Parties is entitled to transfer its rights and obligations under the Contract to any third Party.
11.3 Any alterations and/or appendixes to the Contract are valid only if they are made out in written form and signed by the duly authorized representatives of the Parties.
11.4 The Contract shall be considered legally binding if provided by a facsimile transmission.
11.5 After signing the Contract all preceding negotiations and correspondence connected with it are out of force.
11.6 Dimitrovgrad is considered to be the place of signing the Contract.
11.7 This Contract has been signed in two copies, one original for each Party concerned in Russian and English, both texts being authentic and having the equal force.

12. Legal addresses of the Parties
The Seller (The Consignor): FSUE “SSC - RESEARCH INSTITUTE OF ATOMIC REACTORS” Dimitrovgrad-10, Ulyanovsk region, 433510 Russia, Phone (84235) 6 58 55 Fax (84235) 6 56 58, (84235) 6 56 72	The Buyer: The Company “IsoRay Medical Inc.” 350 Hills Street, Suite 106 Richland, WA 99354-5411 USA The Consignee: will be agreed additionally for every delivery of the Goods.
THE SELLER Director General RIAR /s/ A. Bykov	THE BUYER CEO & Chairman IsoRay Medical Inc. /s/ Roger E. Girard